Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-196493) pertaining to the Questar Corporation 401(k) Retirement Income Plan, formerly known as the Questar Corporation Employee Investment Plan,of our report dated June 24, 2013, with respect to the statement of net assets available for benefits of the Questar Corporation 401(k) Retirement Income Plan as of December 31, 2012, which report is included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Salt Lake City, Utah
June 18, 2014